Exhibit 99.1

                     National Dentex Corporation Announces
                 Sales and Earnings for the Third Quarter 2006



    WAYLAND, Mass.--(BUSINESS WIRE)--Nov. 6, 2006--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the third quarter ended September 30, 2006. Sales for the quarter totaled $34,613,000 compared with $33,343,000 a year earlier, an increase of 3.8%. Net income for the quarter was $925,000 or $.16 per share on a diluted basis, decreasing from $1,379,000 or $.25 per share on a diluted basis in 2005.

    For the nine months ended September 30, 2006, sales were $109,518,000 compared to $101,504,000 for the same period in 2005, an increase of 7.9%. Sales during the nine month period increased 4.4% from 2005 on a same laboratory basis. Net income for the nine month period of $5,394,000 or $.94 per diluted share was down from $5,745,000 or $1.03 per share on a diluted basis in 2005.

    David Brown, President and CEO stated: "We were disappointed by our third quarter results but are somewhat more optimistic going forward about the near-term economic outlook now that energy and commodity costs seem to be stabilizing. Sales during the quarter grew at a measured but modest rate during a period in which we experienced increased material and operating expenses, negatively impacting our margins. Our materials costs, particularly precious metals and other energy-related operating costs, reached relatively high historical rates this year and have continued at or near those levels, with some leveling off noticeable more recently. The modest sales growth and increased cost pressures we have been experiencing have come at a time in which competitive pricing pressures from other laboratories operating or entering our marketplaces, including offshore facilities in China and elsewhere, have made it more difficult for us and others in our industry to raise prices. We continue to monitor competitive trends in the industry and we continue to review our pricing options by laboratory and product line as we consider the remainder of the year and plan ahead for 2007."

    Mr. Brown continued, "Despite the challenging environment, we continue to invest in and expand our CAD-CAM production capabilities with a goal of being able to service all of our existing laboratories for this product line out of an efficient, central processing facility located in Manchester, New Hampshire. While in the short-term this continued CAD-CAM investment has added additional expense pressures, we continue to believe that we will be able to realize long-term benefits in the future as we refocus and redeploy our labor resources throughout our laboratories and process more units on a more cost-effective basis."

    Mr. Brown concluded, "We are also excited and very pleased to have completed and announced the acquisitions of the Keller Group and Impact Dental subsequent to the end of our third quarter in early October bringing to the Company, based on their last fiscal years ended December 31, 2005, in excess of $20,500,000 of annualized sales. Keller, our largest acquisition to date, and Impact, our first venture into Canada, both promise to bring many opportunities to our family of laboratories. We look forward to working with and utilizing the talents of their outstanding laboratories to help further improve our operations and further enhance our position in the marketplace."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 24,000 dentists through 47 dental laboratories located in 31 U.S. states and one Canadian province. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex's ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China: National Dentex's ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the Nasdaq National Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission, particularly under Item 1A, "Risk Factors" of National Dentex's most recently filed Annual Report on Form 10-K and the most recently filed Quarterly Report on Form 10-Q.



                     National Dentex Corporation
                           Earnings Results
                             (Unaudited)
                (In Thousands, except per share data)
                                    Quarter Ended   Nine Months Ended
                                    September 30,     September 30,
                                   ---------------- ------------------
                                    2005    2006      2005     2006
                                   ---------------- ------------------

Net Sales                          $33,343 $34,613  $101,504 $109,518
Cost of Goods Sold                  19,800  21,145    58,055   63,831
                                   ---------------- ------------------
   Gross Profit                     13,543  13,468    43,449   45,687

Operating Expenses                  11,037  11,543    33,129   35,456
                                   ---------------- ------------------
   Operating Income                  2,506   1,925    10,320   10,231

Other Expense                           73     158       362      596
Interest (Income) Expense              191     278       540      848
                                   ---------------- ------------------
   Income Before Tax                 2,242   1,489     9,418    8,787

Income Taxes                           863     564     3,673    3,393
                                   ---------------- ------------------
   Net Income                       $1,379    $925    $5,745   $5,394
                                   ================ ==================


Weighted Average
Shares Outstanding:
      - Basic                        5,334   5,509     5,310    5,477
      - Diluted                      5,578   5,755     5,564    5,752

Net Income per Share:
      - Basic                        $0.26   $0.17     $1.08    $0.98
      - Diluted                      $0.25   $0.16     $1.03    $0.94




                     National Dentex Corporation
                     Selected Balance Sheet Data
                             (Unaudited)
                            (In thousands)
                                                    December September
                                                       31,      30,
                                                      2005     2006
                                                    -------- ---------

Cash and Equivalents                                   $401    $3,968
Accounts Receivable - net                            15,064    14,975

Current Assets                                       25,810    29,154
Current Liabilities                                  14,684    15,798
                                                    -------- ---------
     Working Capital                                 11,126    13,356

Total Assets                                        117,119   121,987

Long Term Obligations                                26,361    23,204
Stockholders' Equity                                $76,074   $82,985




    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422
             Executive Vice President, Treasurer & CFO